Exhibit 1

A free translation of the original in Portuguese	Table of contents	Executive Report	Attachments

October 17, 2016

To the Hon. Judge Fernando Cesar Ferreira Vianna,

In compliance with the decision on pages 91.223-91.224, PricewaterhouseCoopers Assessoria Empresarial Ltda. ("PwC") and Escritório de Advocacia Arnoldo Wald ("Wald") (hereinafter collectively referred to as the “Administrators” or "AJ"), administrators appointed in the Judicial Reorganization of Oi S.A. - em Recuperação Judicial ("Oi S.A."), Telemar Norte Leste S.A. - em Recuperação Judicial ("Telemar Norte Leste"), Oi Móvel S.A. - em Recuperação Judicial ("Oi Móvel"), Copart 4 Participações S.A. - em Recuperação Judicial ("Copart 4"), Copart 5 Participações S.A. - em Recuperação Judicial ("Copart 5"), Portugal Telecom International Finance B.V. - in Judicial Reorganization ("PTIF") and Oi Brasil Holdings Coöperatief U.A. - in Judicial Reorganization ("Oi Coop"), respectfully appear before Your Honor to present their Monthly Activity Report (RMA) referring to August 2016.

This Report includes certain accounting and financial information referring to August 2016, of the companies Oi S.A., Telemar Norte Leste, Oi Móvel, Copart 4, Copart 5, PTIF, and Oi Coop (hereinafter collectively referred to as the "Parties under Reorganization").

This report should be read together with our preliminary activity report, dated August 26, 2016, and the Monthly Activity Report of July 2016, dated September 15, 2016.

The information presented below is mainly based on data and evidence presented by the Parties under Reorganization. The separate financial statements of all parties under reorganization, as well as the consolidated financial statements of the Oi Group (which include, but is not limited to the Parties under Reorganization) are audited annually by independent auditors. Limited review procedures are applied by the auditors in order to file with the Brazilian Securities Commission (CVM) the Quarterly Financial Information ("ITRs") of the Oi Group. With respect to the separate financial information of each Party under Reorganization, prepared for monthly periods other than those covered by the ITRs delivered to CVM, such information is not submitted to an independent audit review, either by auditors contracted by the Oi Group or by the AJ.

José Braga Partner T: +55 (11) 3674 3405 jose.braga@pwc.com	Arnoldo Wald Filho Partner awf@wald.com.br Alberto Camiña Moreira Partner albertoc@wald.com.br Tel.: +55 (11) 3074-6000

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Table of contents	Executive Report	Attachments

José Braga Partner T: +55 (11) 3674 3405 jose.braga@pwc.com	Arnoldo Wald Filho Partner awf@wald.com.br Alberto Camiña Moreira Partner albertoc@wald.com.br Tel.: +55 (11) 3074-6000

Our work as Administrators aims at providing this Court with knowledge on the relevant transactions carried out by the Parties under Reorganization, through our process of analysis and discussions with the Management of those companies. The management of the Parties under Reorganization is responsible for their financial information, and the independent auditor contracted by them is qualified to express an opinion on annually on this financial information.

The work conducted by the Administrators consisted in obtaining and studying the consolidated accounting and financial information of the Parties under Reorganization, prepared by the Management of the Parties under Reorganization analyzing the major changes observed in that information in each corresponding month, discussing with the Management of the Parties under Reorganization the causes of such changes, updating of the base of creditors and analysis in progress on the same, as well as providing updated information on the Administrators' work up to the issuance of this RMA.

Therefore, the purpose of this report is to inform Your Honor on the most up-to-date financial status of the Parties under Reorganization, based on information of such nature made available to us, and on the progress of the Judicial Reorganization process. The monthly reports may also contain, in addition to the necessary updating, other material information relevant to support the ongoing process.

The Administrators inform that the Parties under Reorganization have provided the information in this Report up to October 5, 2016.

We appreciate the opportunity to advise Your Honor in this process. If Your Honor requires further clarification regarding the information included in this report or other additional information, we will be pleased to extend our work as Your Honor may consider necessary.

Yours truly,

		PricewaterhouseCoopers Assessoria Empresarial Ltda.	Escritório de Advocacia Arnoldo Wald
Judicial Administrators

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Table of contents	Executive Report	Attachments

Table of contents	Introduction letter	2
	Executive summary	5
	Executive Report	8
	1 Introduction	9
	2 Basis of preparation	10
	3 Financial Information	13
	3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	14
	3.2 Parties under Reorganization Consolidated - Monthly Income statement (unaudited)	25
	3.3 Parties under Reorganization Consolidated - Managerial Cash Flow Statement (unaudited)	32
	4 List of Creditors	33
	5 Summary of the Administrators' Activities	36
	Attachments	43
	1 Qualifications and emphasis of matter paragraphs in the DFs and ITRs	44
	2 Brief description of the Parties under Reorganization	45
	3 Parties under Reorganization - Corporate Organization Charts	46
	4 Oi Group auxiliary organization charts	47
	Glossary	50

All amounts are presented in this report in thousands of BRL except if otherwise stated.

Certain capitalized terms used throughout this RMA have their meanings explained in the Glossary, at the end hereof. We recommend the reading thereof.

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Table of contents	Executive Report	Attachments

Executive summary

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Table of contents	Executive Report	Attachments

Summary of the main topics addressed in this report

Effect of the recognition of an operation with a rechargeable cards business partner

•          We observed that in the month of August the balances of Accounts receivable (Current Assets) and Other Obligations (Current Liabilities) had a larger variation than that observed in the previous month (an increase of R$ 233 million in assets and R$ 218 million in liabilities in August compared to July). Besides the normal collection movements of accounts receivable, that reduced the balance by some R$ 79 million net in the month, it was also noted a simultaneous increase of R$ 305 million in Asset and Liability accounts, regarding an operation involving the advance sale of rechargeable cards to a business partner.

•          According to the explanations of Management, although the effects of these transactions on the P&L had been recorded on a timely basis, there was a delay in the recording of these amounts in the balance sheet, a fact that was identified and corrected in July and more significantly in August. When carried out, this transaction generated a deferred income in the liabilities against a receivable in the assets. The reduction in these balances, which are set against the P&L (income and costs), were accounted for normally each month in accordance with the utilization of the minutes contained on the cards. However, neither the deferred income, nor the corresponding receivable had been accounted for at the time when the cards were delivered to the business partner.

•          It is important to highlight that the anticipated receipt, from the business partner, for this operation was recognized on a timely basis in Cash and Banks against clients to be identified (a reduction of Accounts Receivable with no effect on total assets).

•          Other explanations regarding the balance are presented in the section "Financial Information" ahead.

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Table of contents	Executive Report	Attachments

Summary of the main topics addressed in this report

Main events in the period - August 2016 and subsequent events until the issuance of this RMA (Cont.)

In August 2016, the Parties under Reorganization maintained the normal operational flow of their activities, not occurring any significant events other than those caused by the reflexes of the Reorganization proceeding, as commented on throughout this RMA. However, we highlight the facts below:

•          On August 9, 2016, the Court of Amsterdam granted, at the request of Oi Brasil Holdings Coöperatief U.A. - under judicial reorganization ("Oi Coop"), one of Oi's financing vehicles in the Netherlands, a suspension of payments proceeding. Among other matters, there was the appointment of a judicial administrator for Oi Coop´s suspension of payments proceeding in the Netherlands.

•          In accordance with Article 53 of Law No. 11.101/2005, the Parties under Reorganization have 60 days from the publication of the decision granting the processing of the judicial reorganization to present the judicial reorganization plan ("RJ Plan"). Thus, on September 5, 2016, the Oi Group filed the RJ Plan in the case records, along with the Parties under Reorganization's economic-financial, property and assets appraisal report, executed by a specialized company, as required by Law.

•          On October 3, Portugal Telecom International Finance B.V. in Judicial Reorganization (PTIF) also requested the suspension of payments in The Netherlands (subsequent event). Among other matters, an administrator has been appointed for the suspension of payment proceeding of PTIF in the Netherlands.

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Table of contents	Executive Report	Attachments

Executive Report	Executive Report	8
	1 Introduction	9
	2 Basis of preparation	10
	3 Financial Information	13
	3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	14
	3.2 Parties under Reorganization Consolidated - Monthly Income statement(unaudited)	25
	3.3 Parties under Reorganization Consolidated - Managerial Cash Flow Statement (unaudited)	32
	4 List of Creditors	33
	5 Summary of Administrators Activities	36

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1 Introduction	Table of contents	Executive Report	Attachments

Introduction

•     This report is intended to present the evolution of the balance sheet and P&L accounts of the Parties under Reorganization in August 2016, based on the consolidated financial information made available to us.

•     The Oi Group decided to apply for Judicial Reorganization on June 20, 2016, based on the Judicial Reorganization and Bankruptcy Act, which was approved on June 29, by the 7th Business Law Court of the Judicial District of Rio de Janeiro, State of Rio de Janeiro (Case no. 0203711- 65.2016.8.19.0001). The Judicial Reorganization involves the following companies:

i.    Oi S.A. - em Recuperação Judicial ("Oi S.A.");

ii.   Telemar Norte Leste S.A. - em Recuperação Judicial ("Telemar Norte Leste");

iii.  Oi Móvel S.A. - em Recuperação Judicial  ("Oi Móvel");

iv.   Copart 4 Participações S.A. - em Recuperação Judicial ("Copart4");

v.    Copart 5 Participações S.A. - em Recuperação Judicial ("Copart5");

vi.   Portugal Telecom International Finance B.V. - in Judicial Reorganization ('PTIF"); and

vii.  Oi Brasil Holdings Coöperatief U.A. - in Judicial Reorganization ("Oi Coop")

•     We are not going to describe in depth the Parties under Reorganization or the causes of the RJ process, because those topics have already been presented in the Preliminary Activity Report dated August 26, 2016. However, to facilitate the reading of this report, the complete corporate structure of the Oi Group and a brief description of each Party under Reorganization are presented in Attachments 2 and 3 of this report.

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2 Basis of preparation	Table of contents	Executive Report	Attachments

Basis of preparation – “Parties under Reorganization Consolidated” Information

•     Our analysis is based on public information and financial information prepared by the Management of the Parties under Reorganization.

•     Until the date of finalization this Report, the Court Administrators received almost all of the information requested, with only some pending data remaining, especially for the refinement and standardization of the information for the next RMAs.

•     It is important to note that, when we refer to "Parties under Reorganization Consolidated" information in the RMAs, that information refers to the material prepared by Management which includes the monthly disclosure of balance sheets, monthly income statement, and statement of cash flows combined, only for the seven Parties under Reorganization, and not for the entire Oi Group, as it is usually done in the quarterly (ITRs) and annual (Consolidated Financial Statements) statements. This work is done by the Management of the Parties under Reorganization in order to evidence collectively, as if they were a single entity, the Financial Information of the companies of the Group in the Reorganization proceedings. Therefore, although the purpose is not to prepare this information completely in accordance with Brazilian accounting principles (for example, CPC 44, defining Combined Financial Statements, and/or OCPC 4, providing on Pro Forma Financial Information), such work is prepared in compliance with such rules as a reference. Parties under Reorganization are economically united because they have a common control. In this case, the presentation of combined statements has a more representative meaning for users of such information than the presentation of separate financial statements of each entity.

•     Accordingly, from this RMA, the Parties under Reorganization combined financial information will be presented, which, in accordance with our discussions and understandings with the Management of the Parties under Reorganization, is also aligned with the way the Judicial Reorganization Plan is being conceived and proposed. In our intent to understand and explain, when relevant, the balance sheet or P&L variations seen in the Parties under Reorganization Consolidated Information, we request and analyze specific information from one or more of the Parties under Reorganization individually, as well as the documentation regarding the combination process resulting in that information.

Important comments on the Financial Information addressed in this report:

•     The consolidated financial information of the Oi Group, as well as the Financial information of each Parties under Reorganization, ended on December 31, every year, are audited by an independent auditor. For the quarterly reviews resulting in the packages identified as ITR, filed with the Brazilian Securities Commission (CVM), auditor's analysis and reviews are more limited than for the end-of-year procedures. Monthly accounting and financial information are not audited, but are utilized for the preparation of the Parties under Reorganization Consolidated information herein analyzed, assuming that the accounting practices, account classification, and reporting procedures are consistent with those prepared for the audited/revised periods, to the extent possible.

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2 Basis of preparation	Table of contents	Executive Report	Attachments

Basis of preparation – “Parties under Reorganization Consolidated” Information (cont.)

The Parties under Reorganization Consolidated monthly financial information, as at August 31, 2016, whose summary tables are commented on the following sections, are compared to those presented in the RMA issued on September 15, 2016, for which information is based on July 31, 2016. That information includes the balance sheet, monthly Income statement (resulting from the difference between accrued balances) and managerial direct cash flows, only for the seven Parties under Reorganization.

Combination of Information

•     As mentioned, the process of consolidating the Financial Information of the Parties under Reorganization generates information that is different from that published in the ITRs and the audited annual financial statements of the Group Oi, due, for example, to the fact that not all legal entities of the Oi Group are Parties under Reorganization.

•     In order to obtain assurance regarding the consistency and accuracy of the process on the consolidation of information, several meetings were held with the Management, whose collaboration and support we could rely on to obtain the necessary understanding.

•     A Financial Consolidation of the Information process includes (1) the elimination of effects of intra-group transactions with those that are Parties under Reorganization, (2) reclassifications relating to the suitability, especially for purposes of consistency in the presentation of some balances, and (3) adjustments relating to the effect of adopting different accounting practices of the Parties under Reorganization located abroad and regarding those located in Brazil. The explanations below on these three effects have been obtained from the Management of the Parties under Reorganization and from our observations regarding the information received for the preparation of this RMA.

 Elimination of intra-group transactions and reclassifications

To present the Parties under Reorganization Consolidated balances, the effects are removed (through elimination in the consolidation process) of transactions typically occurring between Parties under Reorganization (whether financial or operational in nature) as well as the balances relating to mutual shareholding interests. Examples of financial transactions kept intergroup would be the loan balances reported as assets of a Party under Reorganization (which granted the resources), and the corresponding value in the liabilities of the other (which took the resources) as well as the financial expenses in the borrowing company that are financial revenue in the granting company. Intergroup commercial operations include income of a Party under Reorganization (providing services to another, or an entity invoicing the final customer for a service whose revenue belongs to another Party under Reorganization) which are recognized as costs or expenses in another (the borrower of such service or the holder of a co-billed revenue per another Party under Reorganization).

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2 Basis of preparation	Table of contents	Executive Report	Attachments

Basis of preparation – “Parties under Reorganization Consolidated” Information (cont.)

We also note the reclassification of balances registered as Investments (non-current assets) for Capital Reserves (equity), regarding the 10% interest Telemar holds in Pharol (mutual interest). Oi S.A., when it acquired the assets of PT Portugal (former wholly-owned subsidiary of Pharol) also acquired Telemar's interest in Pharol, which interest refers to a mutual interest in the assets of Oi itself, recognized as "Treasury shares" on the date of that acquisition. For consolidation purposes, this amount is subsequently eliminated, due to intra-group transaction in this case.

Adjustment of accounting practices with respect to the financial statements of Parties under Reorganization located abroad (the Netherlands)

The Parties under Reorganization Oi Coop and PTIF RJ are headquartered in the Netherlands and their financial statements are prepared in accordance with the accounting practices of that country, which may be different from those adopted by the Oi Group in Brazil. While preparing the Parties under Reorganization Consolidated financial information, it is necessary to make some adjustments in order to adapt the Financial Information of those Parties under Reorganization, which are delivered to the Administrators and to the regulatory entities of that country, to the accounting practices adopted by Oi Group in Brazil, only for purposes of presenting the Parties under Reorganization Consolidated financial information.

Oi Coop's and PTIF's financial statements are prepared in US dollars and Euros, respectively (the functional currencies of each company), and presented in the Netherlands both in Euros (the legal currency in the country where the registered offices of the Companies are located, which requires a conversion in Oi Coop's statements). In order to make up the Parties under Reorganization Consolidated Information, it therefore becomes necessary for another conversion to present the same in Reais. Those adjustments occur mainly to the stockholders' equity balances, and refer, for example, to the effect of exchange rate variations on certain transactions that are reported in the Netherlands directly at exchange rates on the day they occur, being converted again thereafter at the closing rate for the month, or even to the effect of the variation between the rate used for converting the financial information in the Netherlands, which is made on a date, into that used for converting the information into Reais, which may be done several days later. Management has control over those items and is therefore capable of quantifying those adjustments and makes them for purposes of presenting the Parties under Reorganization monthly Consolidated financial information. The current work is based on the monthly financial information of the Parties under Reorganization. It is likely that there are differences in accounting classifications for some balances and transactions in relation to the financial statements of the Oi Group, prepared for publication purposes.

The following section provides the unaudited Balance Sheets for the periods ended on July 31, 2016 and August 31, 2016, and the Parties under Reorganization unaudited consolidated Income statement for July and August 2016, as well as the Managerial Cash Flow from August 1 to 31, 2016, based on the information provided by the Oi Group´s Management.

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3 Financial Information	Table of contents	Executive Report	Attachments

Financial Information

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3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Assets – July 31 and August 31, 2016

Balance Sheet Assets

Balance Sheet - Current and non-current assets

We present on the left the Parties under Reorganization Consolidated Balance Sheets (Assets), for the months ended July 31, 2016 and August 31, 2016, provided by Management.

We will address below the main monthly variations seen, presenting the respective clarifications provided by Management.

According to Management, the cash flows should be analyzed considering collectively the balances in Cash and cash equivalents and Financial investments (short-term and long-term). From July 2016 to August 2016, these balances increased by approximately BRL 548.3 million.

Most of the variation (BRL 470 million), refers to cash flowing in from ongoing transactions, in the context of the Reorganization (operational cash), combined with the suspension of interest and principal debt payments, and the suspension of new deposits and court blocked accounts (non-operational cash), as presented in the monthly Cash Flow Statement, at the end of this section.

BRL thousands	7/31/2016	8/31/2016
Cash and cash equivalents	5,114,462	5,675,211
Financial investments	89,541	76,296
Accounts receivable	7,961,647	8,195,405
Inventories	259,388	261,800
Current taxes recoverable	1,899,716	1,932,644
Deposits and court blocked accounts	1,107,878	1,083,065
Dividends and interest on capital	612,601	612,601
Other assets	1,035,431	1,708,349
Assets held for sale	509,719	495,070
Receivable loans	606,365	463,025
Credits with related parties	67,246	67,157
Current assets	19,263,994	20,570,623
Credits with related parties	800,974	345,123
Financial investments	79,882	80,681
Deferred taxes recoverable	7,507,041	7,506,577
Other taxes	1,156,838	1,127,299
Deposits and court blocked accounts	13,769,437	13,754,218
Other assets	367,629	366,702
Investments	7,590,520	7,665,673
Fixed assets	24,938,518	24,902,039
Intangible assets	2,786,835	2,761,513
Non-current assets	58,997,674	58,509,825
Total assets	78,261,668	79,080,448
Source: Financial Statements and management information.

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3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Assets – July 31 and August 31, 2016 (cont.)

Balance Sheet Assets

Balance Sheet - Current and non-current assets (cont.)

•     As presented above in Section "Summary with the main topics addressed in this report", Accounts receivable increased by approximately BRL 233.8 million during the month, and this variation is mostly attributed to the recognition of the return of the deferred income of the transaction with rechargeable cards to a business partner in relation to the previous months (BRL 305 million this month). There are more details later about the transaction, in the description of Other liabilities. We were also informed that the receipt of approximately BRL 79 million in the accounts receivable also explains the variation.

•     Another fact that influences the evolution of the Accounts receivable are the services mutually provided by the Brazilian telephone operators, mostly referred to by the Company as "Co-billing/ interconnection", the liquidation of which (by settlement of accounts with the corresponding amounts payable) has been temporarily suspended, while the Companies review the regulatory, legal and accounting requirements that are necessary to liquidate the amounts considered undisputable, in respect to the regulations arising from the Reorganization.

•     We were informed by Management that between September and October 2016, a liquidation movement of these accounts can be observed (offsetting). We have requested additional information to the Management of Parties under Reorganization, in order to separately demonstrate such impacts. If relevant, these will be analyzed in the subsequent RMAs.

BRL thousands	07/31/2016	08/31/2016
Cash and cash equivalents	5,114,462	5,675,211
Financial investments	89,541	76,296
Accounts receivable	7,961,647	8,195,405
Inventories	259,388	261,800
Current taxes recoverable	1,899,716	1,932,644
Deposits and court blocked accounts	1,107,878	1,083,065
Dividends and interest on capital	612,601	612,601
Other assets	1,035,431	1,708,349
Assets held for sale	509,719	495,070
Receivable loans	606,365	463,025
Credits with related parties	67,246	67,157
Current assets	19,263,994	20,570,623
Credits with related parties	800,974	345,123
Financial investments	79,882	80,681
Deferred taxes recoverable	7,507,041	7,506,577
Other taxes	1,156,838	1,127,299
Deposits and court blocked accounts	13,769,437	13,754,218
Other assets	367,629	366,702
Investments	7,590,520	7,665,673
Fixed assets	24,938,518	24,902,039
Intangible assets	2,786,835	2,761,513
Non-current assets	58,997,674	58,509,825
Total assets	78,261,668	79,080,448
Source: Financial Statements and management information.

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3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Assets – July 31 and August 31, 2016 (cont.)

Balance Sheet Assets

Balance Sheet - Current and non-current assets (cont.)

•      The Current taxes recoverable account varied by BRL 33 million in the period under analysis. According to Management, efforts have been made to reconcile the balances, which resulted in:

i.     An additional BRL 15 million reported in ICMS tax credits in Telemar in August 2016; and

ii.     BRL 17.3 million in PIS and COFINS tax credits reported in August charged on the Interest on capital for 2015, these taxes, according to the Company, have been paid in excess in previous months and can be recovered.

•      Other taxes were reduced by BRL 29.5 million in the month, mainly due to the settlement of recoverable IR/CS amounting to BRL 24.6 million and ICMS amounting to BRL 4.8 million, with the corresponding taxes payable.

•      The short-term balance of Deposits and court blocked accounts is calculated based on the average write offs in the account over the last 12 months up to the closing date. Therefore, the variation in deposits should be analyzed adding the short-term and the long-term. When that analysis is made, there is a BRL 40 million variation, or less than 0.3% when compared to the previous month. In accordance with a judicial guidance, as of the Reorganization request, the business partners of the rechargeable cards should not make any more court deposits or have their accounts blocked.

BRL thousands	7/31/2016	8/31/2016
Cash and cash equivalents	5,114,462	5,675,211
Financial investments	89,541	76,296
Accounts receivable	7,961,647	8,195,405
Inventories	259,388	261,800
Current taxes recoverable	1,899,716	1,932,644
Deposits and court blocked accounts	1,107,878	1,083,065
Dividends and interest on capital	612,601	612,601
Other assets	1,035,431	1,708,349
Assets held for sale	509,719	495,070
Receivable loans	606,365	463,025
Credits with related parties	67,246	67,157
Current assets	19,263,994	20,570,623
Credits with related parties	800,974	345,123
Financial investments	79,882	80,681
Deferred taxes recoverable	7,507,041	7,506,577
Other taxes	1,156,838	1,127,299
Deposits and court blocked accounts	13,769,437	13,754,218
Other assets	367,629	366,702
Investments	7,590,520	7,665,673
Fixed assets	24,938,518	24,902,039
Intangible assets	2,786,835	2,761,513
Non-current assets	58,997,674	58,509,825
Total assets	78,261,668	79,080,448
Source: Financial Statements and management information.

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3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Assets – July 31 and August 31, 2016 (cont.)

Balance Sheet Assets

Balance Sheet - Current and non-current assets (cont.)

• Considering the nature of the accounts Other assets, Receivable Loans and Credits with related parties, and the existing reclassifications among them during the period, it makes sense to present them together. The main variations are shown in the following table:

BRL thousands	7/31/2016	8/31/2016	Other assets CP
Cash and cash equivalents	5,114,462	5,675,211	Balance at 7/31/2016	1.035.431
Financial investments	89,541	76,296	Reclassification of receivable loans	602.241	(a)
Accounts receivable	7,961,647	8,195,405	Increase in advances to suppliers	134.177	(c)
Inventories	259,388	261,800	Monthly appropriation of prepaid expenses	(63.097)	(d)
Current taxes recoverable	1,899,716	1,932,644	Other monthly movements	(404)
Deposits and court blocked accounts	1,107,878	1,083,065	Balance at 8/31/2016	1.708.348
Dividends and interest on capital	612,601	612,601	Receivable loans
Other assets	1,035,431	1,708,349	Balance at 7/31/2016	606.365
Assets held for sale	509,719	495,070	Reclassification for other assets	(602.241)	(a)
Receivable loans	606,365	463,025	Reclassification of credit with related parties LP in August	458.248	(b)
Credits with related parties	67,246	67,157	Other movements	653
Current assets	19,263,994	20,570,623	Balance at 8/31/2016	463.025
Credits with related parties	800,974	345,123	Credit with related parties CP
Financial investments	79,882	80,681	Balance at 7/31/2016	67.246
Deferred taxes recoverable	7,507,041	7,506,577	Monthly variation	(90)
Other taxes	1,156,838	1,127,299	Balance at 8/31/2016	67.156
Deposits and court blocked accounts	13,769,437	13,754,218	Credit with related parties LP
Other assets	367,629	366,702	Balance on 7/31/2016	800.974
Investments	7,590,520	7,665,673	Reclassification for receivable loans in August	(458.248)	(b)
Fixed assets	24,938,518	24,902,039	Appropriation of interest accrued in the period	2.400
Intangible assets	2,786,835	2,761,513	Balance at 8/31/2016	345.126
Non-current assets	58,997,674	58,509,825	• See the comments on the next page.
Total assets	78,261,668	79,080,448
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	17

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Assets – July 31 and August 31, 2016 (cont.)

Balance Sheet Assets

Balance Sheet - Current and non-current assets (cont.)

• (a) and (b): account reclassification;

• (c): We observed an increase in the balance of Advances to Service Providers (mainly network maintenance and installation), of approximately BRL135 million (Other assets), in connection with services performed in the current month and that will be settled at the time the service tax invoices are received, which, according to Management is a usual practice among these suppliers;

• (d): We have also observed that in August BRL 63 million has been appropriated to the revenue as prepaid expenses mainly regarding FISTEL (BRL 62 million), accordingly to current monthly practice.

BRL thousands	07/31/2016	08/31/2016
Cash and cash equivalents	5,114,462	5,675,211
Financial investments	89,541	76,296
Accounts receivable	7,961,647	8,195,405
Inventories	259,388	261,800
Current taxes recoverable	1,899,716	1,932,644
Deposits and court blocked accounts	1,107,878	1,083,065
Dividends and interest on capital	612,601	612,601
Other assets	1,035,431	1,708,349
Assets held for sale	509,719	495,070
Receivable loans	606,365	463,025
Credits with related parties	67,246	67,157
Current assets	19,263,994	20,570,623
Credits with related parties	800,974	345,126
Financial investments	79,882	80,681
Deferred taxes recoverable	7,507,041	7,506,577
Other taxes	1,156,838	1,127,299
Deposits and court blocked accounts	13,769,437	13,754,218
Other assets	367,629	366,702
Investments	7,590,520	7,665,673
Fixed assets	24,938,518	24,902,039
Intangible assets	2,786,835	2,761,513
Non-current assets	58,997,674	58,509,825
Total assets	78,261,668	79,080,448
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	18

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Assets – July 31 and August 31, 2016 (cont.)

Balance Sheet Assets

Balance Sheet - Current and non-current assets (cont.)

• As already mentioned in the RMA dated July 2016, the group of accounts Assets held for sale refers to Investment premiums on transactions in Africa. This premium is registered in Oi S.A. in reference to its investment in PT Participações, and is only related to transactions in Africa. The balance reduced by BRL 14.6 million due to exchange rate variations in the foreign currencies that make up the amount of such premium, in August compared to the closing in July.

• The amount recorded in Investments, referring to Oi S.A.'s interest in PT Participações, in August 2016, was BRL3,6 billion, which includes not only investments in Africa´s assets, but also other interest held by that subsidiary. Since it's not possible to segregate from the BRL 3.6 billion interest only the part in relation to the interest in the African companies, the total balance remains in the non-current assets account, even if all of the investment is available for sale, as informed by Management.

• The BRL 75 million increase observed in the balance of Investments is mostly explained by the positive net income of Oi S.A. subsidiaries, which are not involved in the Reorganization proceedings, in August 2016, especially Oi Internet (profit of BRL 62 million) and Rio Alto (profit of BRL 10 million).

BRL thousands	7/31/2016	8/31/2016
Cash and cash equivalents	5,114,462	5,675,211
Financial investments	89,541	76,296
Accounts receivable	7,961,647	8,195,405
Inventories	259,388	261,800
Current taxes recoverable	1,899,716	1,932,644
Deposits and court blocked accounts	1,107,878	1,083,065
Dividends and interest on capital	612,601	612,601
Other assets	1,035,431	1,708,349
Assets held for sale	509,719	495,070
Receivable loans	606,365	463,025
Credits with related parties	67,246	67,157
Current assets	19,263,994	20,570,623
Credits with related parties	800,974	345,123
Financial investments	79,882	80,681
Deferred taxes recoverable	7,507,041	7,506,577
Other taxes	1,156,838	1,127,299
Deposits and court blocked accounts	13,769,437	13,754,218
Other assets	367,629	366,702
Investments	7,590,520	7,665,673
Fixed assets	24,938,518	24,902,039
Intangible assets	2,786,835	2,761,513
Non-current assets	58,997,674	58,509,825
Total assets	78,261,668	79,080,448
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	19

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Liabilities and Stockholders’ Equity – July 31 and August 31, 2016

Balance Sheet Liabilities and Stockholders' Equity

Balance Sheet - Liabilities and Stockholders' Equity

We present on the left Parties under Reorganization Consolidated Balance Sheets (Liabilities) for the months ended July 31 and August 31, 2016, provided by Management.

We will address below the main monthly variations noted, presenting the respective clarifications provided by Management.

• The balance in Suppliers increased approximately BRL 475 million, or 6% compared to the month before. The operating Parties under Reorganization have strongly contributed to this increase (BRL 350 million) for two main reasons:

i. Providing for invoices regarding the services provided for Maintenance and Installation services, which have time limits of up to 2 months from the time the services are performed to when the tax invoice is processed. Due to this defined procedure, the invoices for services performed up To June 20, 2016 have been recorded and recognized in July and August, being included in the List of Creditors;

ii. Payable amounts for services performed mutually between Brazilian telephone operators, which are denominated by the Company as "Co-billing/interconnection," whose liquidation (upon settlement against the corresponding amounts to be paid) has been temporarily suspended, while the Companies are reviewing the regulatory, legal, and accounting requirements that are necessary to liquidate the amounts considered undisputed, in respect to the regulations arising from the Reorganization. Management is preparing a specific analysis on the evolution of these transactions and their balances, which we expect to review in the next RMAs.

BRL thousands	7/31/2016	8/31/2016
Wages, social charges and benefits	370,992	401,114
Suppliers	7,531,303	8,006,975
Loans and financing	47,415,518	48,331,409
Derivative financial instruments	104,694	104,694
Current taxes payable	1,558,628	1,586,331
Dividends and interest on capital	29,103	29,099
Payable authorizations and concessions	70,453	77,513
Tax refinancing program	83,228	76,839
Provisions	903,189	883,106
Other obligations	1,249,259	1,468,517
Current liabilities	59,316,367	60,965,597
Loans and financing	444,165	8,212
Other taxes	1,004,231	1,018,516
Payable authorizations and concessions	7,223	7,318
Tax refinancing program	658,722	657,679
Provisions	3,558,085	3,591,258
Pension fund provisions	411,867	411,895
Investment loss provisions	233,630	238,901
Other obligations	2,758,494	2,757,245
Non-current liabilities	9,076,417	8,691,024
Stockholders' Equity	9,868,884	9,423,827
Total liabilities	78,261,668	79,080,448
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	20

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Liabilities and Stockholders' Equity – July 31 and August 31, 2016

Balance Sheet Liabilities and Stockholders' Equity

Balance Sheet - Liabilities and Stockholders' Equity (cont.)

• The balances in Loans and financing (short-term and long-term) increased by 1% from July 2016 to August 2016, in absolute values, equivalent to
BRL 480 million. The variation is explained mainly by the interest provision
(BRL 308 million) and exchange variations (BRL 167 million increase).

• For more details on the nature of the Company's loans and financing, see the table presented on the next page, which shows briefly the evolution of the financial debt over the months analyzed. We stress that the Company has balances with related parties that are not removed from the preparation of the Parties under Reorganization Consolidated, since they include, for example, a loan made by Telemar to PT Participações SGPS S.A., an affiliated company that is not part of the Reorganization.

BRL thousands	7/31/2016	8/31/2016
Wages, social charges and benefits	370,992	401,114
Suppliers	7,531,303	8,006,975
Loans and financing	47,415,518	48,331,409
Derivative financial instruments	104,694	104,694
Current taxes payable	1,558,628	1,586,331
Dividends and interest on capital	29,103	29,099
Payable authorizations and concessions	70,453	77,513
Tax refinancing program	83,228	76,839
Provisions	903,189	883,106
Other obligations	1,249,259	1,468,517
Current liabilities	59,316,367	60,965,597
Loans and financing	444,165	8,212
Other taxes	1,004,231	1,018,516
Payable authorizations and concessions	7,223	7,318
Tax refinancing program	658,722	657,679
Provisions	3,558,085	3,591,258
Pension fund provisions	411,867	411,895
Provisions for loss on investments	233,630	238,901
Other obligations	2,758,494	2,757,245
Non-current liabilities	9,076,417	8,691,024
Stockholders' Equity	9,868,884	9,423,827
Total liabilities	78,261,668	79,080,448
Source: Financial Statements and management information.
			• See the comments on the next page.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	21

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Liabilities and Stockholders' Equity – July 31 and August 31, 2016 (cont.)

Balance Sheet Liabilities and Stockholders' Equity

Balance Sheet - Liabilities and Stockholders' Equity (cont.)

• Within the Reorganization context, in June 2016, all debts were reclassified as short-term, except for "intercompany" balances.

• According to Management, in August, the outstanding balances of Loans and financing regarding the principal and interest of related parties (BRL 437 million) were reclassified from long-term to short-term, as the contract term expires in less than one year. The portion regarding the principal and interest of long-term Loans with related parties in national currency (BRL 8 million) has not suffered a relevant variation.

BRL thousands	7/31/2016	8/31/2016	BRL thousands	7/31/2016	8/31/2016
Wages, social charges and benefits	370,992	401,114	Foreign currency - third parties	34,656,443	34,989,567
Suppliers	7,531,303	8,006,975	Local currency - third parties	12,759,075	12,904,008
Loans and financing	47,415,518	48,331,409	Foreign currency - related parties	-	437,834
Derivative financial instruments	104,694	104,694	Loans and financing CP	47,415,518	48,331,409
Current taxes payable	1,558,628	1,586,331	Local currency - related parties	8,114	8,212
Dividends and interest on capital	29,103	29,099	Foreign currency - related parties	436,051	(0)
Payable authorizations and concessions	70,453	77,513	Loans and financing LP	444,165	8,212
Tax refinancing program	83,228	76,839	Total	47,859,683	48,339,621
Provisions	903,189	883,106	Source: Information provided by Management.
Other obligations	1,249,259	1,468,517
Current liabilities	59,316,367	60,965,599
Loans and financing	444,165	8,212
Other taxes	1,004,231	1,018,516
Payable authorizations and concessions	7,223	7,318
Tax refinancing program	658,722	657,679
Provisions	3,558,085	3,591,258
Pension fund provisions	411,867	411,895
Provision for loss on investments	233,630	238,901
Other obligations	2,758,494	2,757,245
Non-current liabilities	9,076,417	8,691,024
Stockholders' Equity	9,868,884	9,423,827
Total liabilities	78,261,668	79,080,448
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	22

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Liabilities and Stockholders' Equity – July 31 and August 31, 2016 (cont.)

Balance Sheet Liabilities and Stockholders' Equity

Balance Sheet - Liabilities and Stockholders' Equity (cont.)

• We have observed a variation of approximately BRL 218 million in Other obligations, resulting mainly from the addition to Oi Móvel, explained (as shown in the RMA of July 2016) by the late reconciliation of the invoicing of a recharging card partner (intermediate entity that acquires pre-paid telephone credit from the Company and resells it to clients). After a more thorough analysis by Management, it has been identified a necessity to record an additional provision of BRL 305 million regarding the previous months of 2016, in which such amounts were accrued. As we were told, the regularization of these transactions will occur in October 2016, with the resumption of the normal activity of the respective assets and liabilities.

• Analyzing jointly short and long-term balances, there was little variation in the Provisions (around BRL 10 million). In regard to the BRL 33 million increase in the long-term, it arises mainly from the effect of new ongoing proceedings, which require additional contingency provisions, in accordance with the Company's criteria. The short-term balance, according to the practices adopted by the Oi Group, is adjusted based on studies of historic losses in judicial proceedings.

BRL thousands	7/31/2016	8/31/2016	BRL thousands	7/31/2016	Variation	8/31/2016
Wages, social charges and benefits	370,992	401,114	Tax provisions	494,579	24,861	519,440
Suppliers	7,531,303	8,006,975	Social security and labor provisions	590,047	(1,613)	588,433
Loans and financing	47,415,518	48,331,409	Civil provisions	2,473,459	9,926	2,483,385
Derivative financial instruments	104,694	104,694	Provisions	3,558,085	33,174	3,591,258
Current taxes payable	1,558,628	1,586,331	Source: Information provided by Management.
Dividends and interest on capital	29,103	29,099
Payable authorizations and concessions	70,453	77,513
Tax refinancing program	83,228	76,839
Provisions	903,189	883,106
Other obligations	1,249,259	1,468,517
Current liabilities	59,316,367	60,965,597
Loans and financing	444,165	8,212
Other taxes	1,004,231	1,018,516
Payable authorizations and concessions	7,223	7,318
Tax refinancing program	658,722	657,679
Provisions	3,558,085	3,591,258
Pension fund provisions	411,867	411,895
Provision for loss on investments	233,630	238,901
Other obligations	2,758,494	2,757,245
Non-current liabilities	9,076,417	8,691,024
Stockholders' Equity	9,868,884	9,423,827
Total liabilities	78,261,668	79,080,448
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	23

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Liabilities and Stockholders' Equity – July 31 and August 31, 2016 (cont.)

Balance Sheet Liabilities and Stockholders' Equity

Balance Sheet - Liabilities and Stockholders' Equity (cont.)

• The consolidated negative result reported in August 2016, for the Parties under Reorganization Consolidated, which will be addressed below, was BRL457.2 million.

• The BRL12.2 million reduction in Carrying Value Adjustments is due to the effect of the variation recognized in the exchange rates for the shares held by the Parties under Reorganization, which are listed in Stock Exchanges ("marking to market").

BRL thousands	07/31/2016	08/31/2016
Current liabilities	59,316,367	60,965,597
Non-current liabilities	9,076,417	8,691,024
Capital	21,438,374	21,438,374
Capital reserves	1,484,911	1,484,911
Revenue reserves	-	-
Profit/Losses Accumulated from Previous Years	(9,672,334)	(9,672,334)
Profit/Losses Accumulated from Jan/16 to Jul/16	(2,827,908)	(2,827,908)
Profit/Losses Aug/16	-	(457,243)
Share issuance cost	(377,429)	(377,429)
Carrying value adjustments	(90,276)	(78,090)
Other comprehensive results	(86,454)	(86,454)
Stockholders' Equity	9,868,884	9,423,827
Total liabilities	78,261,668	79,080,448
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	24

3.2 Parties under Reorganization Consolidated –Monthly Income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly Income statement Monthly comparison - August 2016 and July 2016

Income statement

Monthly Income statement

On the left we present the Parties under Reorganization Consolidated Income statements for July and August 2016, as provided by the Management of the Parties under Reorganization. It is worth highlighting that the financial statements are in regard to the seven companies undergoing Reorganization (Parties under Reorganization Consolidated) and not the Oi Group.

Addressed below the main variations observed in August compared to the month before, showing the respective clarifications provided by Management.

• The Gross Revenue reduced by approximately BRL 27 million (1% compared to July), due to a BRL 50.6 million reduction in landline telephone services amount (BRL 15.6 million), mobile telephone (BRL 12.4 million) and data communication services (BRL 22.5 million), balanced by a BRL 19.5 million increase in Other Services, which include for example Oi TV subscriptions, extra outlet and HD service charges, as shown below.

Gross operating revenue (consolidated)

BRL thousands	Jul 2016	Aug 2016
Gross operating revenue	3,606,784	3,579,422
Deductions from gross revenue	(1,704,375)	(1,679,144)
Net revenue from Product Sales and/or Services	1,902,409	1,900,278
Cost of services provided and products sold	(1,222,828)	(1,177,999)
Gross profit	679,581	722,279
Selling expenses	(323,072)	(340,239)
General and administrative expenses	(334,966)	(274,211)
Other operating income	119,375	115,313
Other operating expenses	(212,167)	(197,518)
Equity in the result of investees	(319,075)	(176,603)
Operating expenses/income	(1,069,905)	(873,258)
Loss before financial result and taxes	(390,324)	(150,978)
Financial income	116,959	115,655
Financial costs	(638,925)	(398,840)
Financial result	(521,966)	(283,185)
Current tax	(9,246)	(22,616)
Deferred tax	254,848	(464)
Income tax and social contribution on net loss	245,602	(23,080)
Consolidated Profit (Loss) for the Period	(666,688)	(457,243)
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	25

3.2 Parties under Reorganization Consolidated –Monthly Income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly Income statement Monthly comparison - August 2016 and July 2016 (cont.)

Income statement
BRL thousands	Jul 2016	Aug 2016

Monthly Income statement (cont.)

• In addition to the drop in revenues, there is a BRL 25 million reduction in the corresponding deductions. Gross Revenue Deductions are mostly composed of discounts granted to clients (63%) and the remaining portion (37%) refers to taxes. Management explained that, the discounts granted are usual in the market.

Gross revenue x deductions

Gross operating revenue	3,606,784	3,579,422
Deductions from gross revenue	(1,704,375)	(1,679,144)
Net revenue from Product Sales and/or Services	1,902,409	1,900,278
Cost of services provided and products sold	(1,222,828)	(1,177,999)
Gross profit	679,581	722,279
Selling expenses	(323,072)	(340,239)
General and administrative expenses	(334,966)	(274,211)
Other operating revenue	119,375	115,313
Other operating expenses	(212,167)	(197,518)
Equity in the results of investees	(319,075)	(176,603)
Operating expenses income	(1,069,905)	(873,258)
Loss before financial and taxes	(390,324)	(150,978)
Financial income	116,959	115,655
Financial costs	(638,925)	(398,840)
Financial result	(521,966)	(283,185)
Current tax	(9,246)	(22,616)
Deferred tax	254,848	(464)
Income tax and social contribution on net loss	245,602	(23,080)
Consolidated Profit/Loss for the Period	(666,688)	(457,243)
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	26

3.2 Parties under Reorganization Consolidated – Monthly Income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly Income statement Monthly comparison - August 2016 and July 2016 (cont.)

Income statement
BRL thousands	Jul 2016	Aug 2016

Monthly Income statement (cont.)

• The 1% reduction in Costs of Services Provided is proportionally higher than the drop in revenue (approximately 5%), with a positive impact on the Parties under Reorganization Consolidated gross margin.

• The main drivers of the reduction observed in August are the network maintenance service costs (BRL 13.3 million) of towers, satellites, and EILD (totaling BRL 22.9 million), in line with the reduction strategy adopted after the request for Reorganization.

Gross profit vs. Gross margin

Gross operating revenue	3,606,784	3,579,422
Deductions from gross revenue	(1,704,375)	(1,679,144)
Net revenue from Product Sales and/or Services	1,902,409	1,900,278
Cost of services provided and products sold	(1,222,828)	(1,177,999)
Gross profit	679,581	722,279
Selling expenses	(323,072)	(340,239)
General and administrative expenses	(334,966)	(274,211)
Other operating income	119,375	115,313
Other operating expenses	(212,167)	(197,518)
Equity income	(319,075)	(176,603)
Operating expenses/income	(1,069,905)	(873,258)
Loss before financial result and taxes	(390,324)	(150,978)
Financial income	116,959	115,655
Financial costs	(638,925)	(398,840)
Financial result	(521,966)	(283,185)
Current tax	(9,246)	(22,616)
Deferred tax	254,848	(464)
Income tax and social contribution on net loss	245,602	(23,080)
Consolidated Profit (Loss) for the Period	(666,688)	(457,243)
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	27

3.2 Parties under Reorganization Consolidated –Monthly Income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly Income statement Monthly comparison - August 2016 and July 2016 (cont.)

Income statement

Monthly Income statement (cont.)

• The increase in Selling Expenses results, mainly, from increased PCLD expenses, with a BRL 20 million (64%) variation between the two months analyzed. According to Management, due to the macroeconomic background, the number of defaulting clients rose, increasing therefore the PCLD balance.

• As Management explained, the BRL 62.1 million reduction in General and administrative expenses, as shown in the RMA dated July 2016, from increased legal advisory expenses in July. As this is not a recurring event, these costs had no impact in August.

• The 7% reduction in Other operating expenses is mostly due to the discount applied to the securities discounted by Telemar and Oi Móvel for the related party Rio Alto, higher in July compared to August 2016 by BRL 21.5 million. We have observed that there was an ICMS recovery of approximately BRL4 million, which, as informed, would have been overpaid in the previous months. Moreover, in July 2016, the Company paid the amount of a notice of a tax violation in the State of Pernambuco, increasing that expense by BRL15 million. These factors did not repeat in August, therefore reducing the operating expenses for that month.

BRL thousands	Jul 2016	Aug 2016
Gross operating revenue	3,606,784	3,579,422
Deductions from gross revenue	(1,704,375)	(1,679,144)
Net revenue from Product Sales and/or Services	1,902,409	1,900,278
Cost of services provided and products sold	(1,222,828)	(1,177,999)
Gross profit	679,581	722,279
Selling expenses	(323,072)	(340,239)
General and administrative expenses	(334,966)	(274,211)
Other operating income	119,375	115,313
Other operating expenses	(212,167)	(197,518)
Equity in the results of investees	(319,075)	(176,603)
Operating expenses	(1,069,905)	(873,258)
Loss before financial result and taxes	(390,324)	(150,978)
Financial income	116,959	115,655
Financial costs	(638,925)	(398,840)
Financial result	(521,966)	(283,185)
Current tax	(9,246)	(22,616)
Deferred tax	254,848	(464)
Income tax and social contribution on net loss	245,602	(23,080)
Consolidated Profit (Loss) for the Period	(666,688)	(457,243)
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	28

3.2 Parties under Reorganization Consolidated – Monthly Income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly Income statement Monthly comparison - August 2016 and July 2016 (cont.)

Income statement

Monthly Income statement (cont.)

• The Equity in the results of investees shows the appropriation of the negative net result of the Oi Group subsidiaries that are not Parties under Reorganization, notably Serede (Negative net result of BRL 27,517 thousand) and Paggo Empreendimentos (Negative net result of BRL 9,429 thousand) in August 2016, as already mentioned in the Parties under Reorganization Consolidated Balance Sheet analysis.

BRL thousands	Jul 2016	Aug 2016
Gross operating revenue	3,606,784	3,579,422
Deductions from gross revenue	(1,704,375)	(1,679,144)
Net revenue from Product Sales and/or Services	1,902,409	1,900,278
Cost of services provided and products sold	(1,222,828)	(1,177,999)
Gross profit	679,581	722,279
Selling expenses	(323,072)	(340,239)
General and administrative expenses	(334,966)	(274,211)
Other operating income	119,375	115,313
Other operating expenses	(212,167)	(197,518)
Equity in the results of investees	(319,075)	(176,603)
Operating expenses	(1,069,905)	(873,258)
Loss before financial result and taxes	(390,324)	(150,978)
Financial income	116,959	115,655
Financial costs	(638,925)	(398,840)
Financial result	(521,966)	(283,185)
Current tax	(9,246)	(22,616)
Deferred tax	254,848	(464)
Income tax and social contribution on net loss	245,602	(23,080)
Consolidated Profit (Loss) for the Period	(666,688)	(457,243)
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	29

3.2 Parties under Reorganization Consolidated - Monthly Income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated - Monthly Income statement Monthly comparison - August 2016 and July 2016 (cont.)

Income statement
BRL thousands	Jul 2016	Aug 2016

Monthly Income statement (cont.)

• As observed in the following table, the variation of the consolidated Financial income results mainly from the appropriation of the interest and exchange rate reported for the period.

• Due to the magnitude of the loan amounts, despite no substantial changes in the foreign exchange scenario for the month (shown below), the final impact is relevant to the improvement in the monthly outcome of August, and reflects the cost of the financing debt kept by the Parties under Reorganization, as detailed in the following tables.

Monthly financial income

Gross operating revenue	3,606,784	3,579,422
Deductions from gross revenue	(1,704,375)	(1,679,144)
Net revenue from Product Sales and/or Services	1,902,409	1,900,278
Cost of services provided and products sold	(1,222,828)	(1,177,999)
Gross profit	679,581	722,279
Selling expenses	(323,072)	(340,239)
General and administrative expenses	(334,966)	(274,211)
Other operating income	119,375	115,313
Other operating expenses	(212,167)	(197,518)
Equity in the result of investees	(319,075)	(176,603)
Operating expenses	(1,069,905)	(873,258)
Loss before financial result and taxes	(390,324)	(150,978)
Financial income	116,959	115,655
Financial costs	(638,925)	(398,840)
Financial result	(521,966)	(283,185)
Current tax	(9,246)	(22,616)
Deferred tax	254,848	(464)
Income tax and social contribution on net loss	245,602	(23,080)
Consolidated Profit (Loss) for the Period	(666,688)	(457,243)
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	30

3.2 Parties under Reorganization Consolidated - Monthly Income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated - Monthly Income statement Monthly comparison - August 2016 and July 2016 (cont.)

Source: Taxes PTAX Sale BACEN.

Income statement

Monthly Income statement(cont.)

• Accounts variations for current and deferred taxes (led in the month by a negative impact of BRL 268 million in Income Tax and Social Contribution Deferred) are related to the effects of the taxation system for those taxes and contributions from temporary differences resulting from exchange variations in foreign currency financing and derivatives, an increase in fiscal contingencies, a larger allowance for doubtful accounts and for network maintenance services payable.

• It should be noted that our work as Administrators does not include analysis of the appropriateness of the Parties under Reorganization tax assessment or potential risks in connection with the respective procedures adopted.

BRL thousands	Jul 2016	Aug 2016
Gross operating revenue	3,606,784	3,579,422
Deductions from gross revenue	(1,704,375)	(1,679,144)
Net revenue from Product Sales and/or Services	1,902,409	1,900,278
Cost of services provided and products sold	(1,222,828)	(1,177,999)
Gross profit	679,581	722,279
Selling expenses	(323,072)	(340,239)
General and administrative expenses	(334,966)	(274,211)
Other operating income	119,375	115,313
Other operating expenses	(212,167)	(197,518)
Equity in the result of investees	(319,075)	(176,603)
Operating expenses	(1,069,905)	(873,258)
Loss before financial result and taxes	(390,324)	(150,978)
Financial income	116,959	115,655
Financial costs	(638,925)	(398,840)
Financial result	(521,966)	(283,185)
Current tax	(9,246)	(22,616)
Deferred tax	254,848	(464)
Income tax and social contribution on net loss	245,602	(23,080)
Consolidated Profit (Loss) for the Period	(666,688)	(457,243)
Source: Financial Statements and management information.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	31

3.3 Parties under Reorganization Consolidated – Managerial Cash Flow Statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Managerial Statement of cash flow - August 1 to 31, 2016

Source: Management statements prepared and presented by the Companies.

•     For monthly analysis purposes, the Company has only a financial cash flow, which is not reconciled with the accounting balance (BRL 16 million difference in the opening balance, equivalent to less than 1% thereof). The difference is mainly due to the following factors:

a)    values not yet transferred from bank accounts to the treasury centralizing account, which have not been reconciled (payments and receipts "in transit"); and

b)    removal of the debt security (bond) of Oi Coop in Telemar Norte Leste e Oi S.A. During the managerial control of cash of those Parties under Reorganization, this amount is shown as financial investment. However, given the intent to keep such securities until maturity, as consolidated, the cash with that debt is removed, so that the gross debt amount is presented as net of that "repurchased" security.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	32

4. List of Creditors	Table of contents	Executive Report	Attachments

List of Creditors

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	33

4. List of Creditors	Table of contents	Executive Report	Attachments

List of Creditors

	Published on August 20,.2016				Published on September 20, 2016

	Number of				Number of
Creditors per Area	creditors	National Currency	Foreign Currency	Total	creditors	National Currency	Foreign Currency	Total
Legal - Labor lawsuits	5,007	483	-	483	4,978	479	-	479
Attorneys' fees	191	86	0	86	186	86	0	86
Pension fund	1	534	-	534	1	534	-	534
Suppliers - CAP - Attorneys	6	1	-	1	7	1	-	1
Legal - Civil - PEX	-	-	-	-	41	4	-	4
Class 1 - Labor Creditors	5,205	1,104	0	1,104	5,213	1,104	0	1,104
Financial	1	3,327	-	3,327	1	3,327	-	3,327
Class 2 - Secured Creditors	1	3,327	-	3,327	1	3,327	-	3,327
Financial	19	9,403	36691	46,094	17	3,952	36,710	40,662
ANATEL – AGU and Judicial sphere	1	7,201	-	7,201	-	-	-	-
ANATEL - Administrative sphere	1	3,891	-	3,891	1	11,092	-	11,092
Legal - PEX Civil Lawsuits	43,432	1,373	-	1,373	43,463	1,373		1,373
Suppliers - CAP - Suppliers	746	1,353	8	1,361	820	6,997	11	7,008
Suppliers - CAP - Intercompany	78	238		238	-	-	-	-
Legal - Strategic Civil Lawsuits	62	152	-	152	62	152	-	152
Legal - Small Claims Court Proceedings	12,202	106	-	106	12,251	106	-	106
Legal - Consumer Civil Proceedings	1,902	85	-	85	1,934	79	-	79
Legal - Administrative Proceedings	90	11		11	-	-	-	-
Attorneys' fees	37	4	-	4	37	4	-	4
PROCON /ANCINE	-	-	-	-	90	18	-	18
Suppliers HR	-	17	-	17	8	17	-	17
Legal - Labor lawsuits	-	-	-	-	-	-	-	-
Class 3 - Unsecured Creditors	58,570	23,834	36,700	60,534	58,683	23,790	36,721	60,511
Legal - PEX Civil Lawsuits	1,909	113	-	113	1,909	113	-	113
Suppliers - CAP - Suppliers	1,105	63	-	63	1,101	64	-	64
Legal - Strategic Civil Lawsuits	18	7	-	7	18	7	-	7
Legal - JEC Proceedings	31	0	-	0	31	0	-	0
Legal - Consumer Civil Proceedings	11	0	-	0	11	0	-	0
Class 4 - Small companies and small-sized companies	3,074	184	-	184	3,070	184	-	184
Total creditors	66,850	28,449	36,700	65,149	66,967	28,405	36,721	66,127

Source: Lists made available by Oi, as being published on the respective dates.

*The list of creditors published and the analysis process thereof are detailed on the next page.

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PwC | Wald	(A free translation of the original in Portuguese)	34

4. List of Creditors	Table of contents	Executive Report	Attachments

List of Creditors

•     Based on its controls and internal systems, the Management of the Parties under Reorganization has prepared and consolidated a list of all the obligations that, according to Management, should make up the base of creditors at the time the Judicial Reorganization was requested (June 20, 2016). The first list was attached to the case records along with the initial petition and was later rectified and updated by the Management of the Parties under Reorganization, as observed in the columns at the right of the table presented on Page 34.

 •    The columns to the right refer to the Notice in accordance with Article 52, paragraph 1, of Act 11.101/2005, published on September 20, 2016.

•     The compositions presented to the side of this section comprise the list of creditors classified as: Class 1 (labor creditors), Class 2 (secured creditors), Class 3 (unsecured creditors) and Class 4 (Small companies and small sized companies), as required by Law.

•     The work carried out by the Administrators, together with the Management of the Parties under Reorganization, continues, with the focus on the understanding about the consistency of the base of creditor and the assessment of the criteria adopted by Management for including or not creditors, and to calculate their corresponding amounts in the list.

•     Management has been providing information and documents required to make tests aimed at completing this work. The Administrators hold weekly meetings with Directors from each area of the Parties under Reorganization to discuss with the parties the documents generated, as, for example, Labor, Strategic Civil, PEX Civil, Small Claims and Consumer Civil, administrative proceedings, among others.

•     Tests and assessments will be made on the database resulting in the creditors list, organized in each area described above and in the next reports we will inform with further details the progress of this work for the knowledge of Your Honor.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	35

5. Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators' Activities

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	36

5. Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators' Activities to date

As in the month before, the Administrators' continue to be contacted daily by domestic and international creditors, either by phone, through the number 0800-717-7738 or number +55 (21) 3232-1142 specially created for foreign creditors, or by e-mail (BR_credoresoi.pwc.wald@pwc.com).

With the publication of the Notice in accordance with Article 52, paragraph 1, of Law No. 11.101/05, on September 20, 2016, and the consequent beginning of the time limit of 15 business days to present Credit Claims and Objections, there was a substantial increase in creditors demand for clarification, especially regarding their claims and the procedure for filing the Credit Claims and Objections. There are hundreds of calls and e-mails every day.

The Administrators have been replying to the questions made  and meeting all creditors requesting face-to-face assistance. Moreover, they have contacted the company on a daily basis for the obtaining of information requested by the creditors.

Various updates have been carried out on the Administrators' website, in order to clarify the questions frequently made by creditors, to enhance the Credit Claim and Objections procedures and provide the website with the news that has occurred during the Judicial process.

Accordingly, in view of the great number of creditors based throughout the Country and abroad, and in order to allow them to file their Credit Claims and Objections, observing information security limits, the Administrators have established multiple channels for receiving these Credit Claims and, all amply used by creditors with success. The Administrators have received so far a substantial number of Credit Claims and Objections from domestic and foreign creditors, accompanied by abundant supporting documentation to be reviewed.

Most of the Credit Claims and Objections have been presented by plaintiffs in lawsuits, especially those addressing the Landline Telephony Expansion Program (PEX), in progress mainly in the States of Rio Grande do Sul and Santa Catarina.

Also regarding the lawsuits, the Administrators have been contacting the Parties under Reorganization in order to allow a class mediation that can expedite as much as possible finding a solution for the disputes arising from these actions.

Regarding the creditors called bondholders, the Administrators have been providing daily clarification to many of them, especially the Portuguese, who seek guidelines not only regarding the RJ in Brazil, but also regarding their credit, the need to present a Credit  Claim and the procedure for attending the Meeting of Creditors and enforce their voting rights. Upon court order, the Administrators have reviewed the documentation provided by a trustee (Citicorp), which ultimately led to a judicial statement.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	37

5. Summary of the Administrators’ Activities

Summary of the Administrators’ Activities to date

As already mentioned in the previous Reports, the Administrators continue to analyze legal matters of different complexities and numerous disciplines of law, including international, due to the multiple questions that have been presented.

The Administrators lists below the statements presented in the case records of the electronic proceeding after the last Monthly Activity Report, indicating the respective pages.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	38

5. Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators' Activities to date (cont.)

SUMMARY OF THE

ADMINISTRATORS' STATEMENTS

94.526/94.623	Monthly report of the activities of the Parties under Reorganization	Sept.15, 2016
95.427/95.428

Statement:

(i) on the request for sending an official letter to the 18th Small Claims Court of the Judicial District of Rio de Janeiro in order for a payment order to be issued, made by Clea da Silva on page 94.362/94.370; and

(i) requesting the notification of Citicorp Trustee Company Limited to enclose the bond indenture to the case records.

Sept.16, 2016

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	39

5. Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators’ Activities to date (cont.)

SUMMARY OF THE

ADMINISTRATORS' STATEMENTS

95.668/95.670

Statement about:

(i) the official letter of the 3rd Small Claims Court of the Judicial District of Curitiba, through which said Court communicates the formation of judicially enforceable titles against the Parties under Reorganization; and

(i) the Financial-Economic and Property and Assets Appraisal Reports presented by the Parties under Reorganization on pages 93.809/94.014.

Sept 20, 2016

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	40

5. Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators’ Activities to date (cont.)

SUMMARY OF THE

ADMINISTRATORS' STATEMENTS

95.922/95.954

Statements regarding:

(i) the official letter from the 20th Court of the Judicial Section of the State of Bahia, on pages 94.501-94.540, in which it informs the existence of amounts deposited in blocked accounts of that Court, and inquiring about the existence of an impediment for transferring 97% of that amount to Telemar Norte Leste S/A and whether or not the remaining 3% should be separated for the payment of contractual attorneys' fees.

(ii) official letter from the State of Minas Gerais' Overdue Liability Prosecution Service, on pages 95.438/95.467, informing that there is an impediment for the homologation of the reorganization proceeding; and

(iii) Citicorp Trustee Company Limited's petition on pages 95.581- 95.582 requesting that the Judicial Administrators clarify that the procedure of verification of the bondholders' legitimacy, for voting purposes, does not apply to the holders of debt securities, represented by it.

Sept 29, 2016

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	41

5. Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators’ Activities to date (cont.)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS

In addition to the statements presented, the Judicial Administrators, in response to the official letters and requests directly addressed to the Administrators from different Courts in the Country, presented their statements in lawsuits filed against the Parties under Reorganization.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	42

5. Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators’ Activities to date (cont.)

SUNDRY INFORMATION

Letters to the Creditors

Letters were sent to all the creditors listed in the First List of Creditors published by the Parties under Reorganization, accordingly to the terms of Article 22, item I, line 'a' of Law No. 11.101/2005, and we await confirmation from the Post Office of how many were delivered. The next monthly report will already contain this information.

Insolvency Protocol

In respect to Oi Brasil Holdings Coöperatief U.A.'s Judicial Reorganization process in the Netherlands, the Administrators have kept periodically contact with its judicial administrator, with whom we are drawing up an "Insolvency Protocol" aiming primarily at establishing a procedure for the exchange of information between the Administrators and the judicial administrator in the Netherlands.

Recently, the judicial administrator appointed in the Judicial Reorganization process of Portugal Telecom International Finance B.V., also in the Netherlands, contacted the Administrators to discuss the same matter mentioned above.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	43

Table of contents	Executive Report	Attachments

Attachments	Attachments	45
	1 Qualifications and emphasis of matter paragraphs in the DFs and ITRs	46
	2 Brief description of the Parties under Reorganization	47
	3 Corporate Organization Charts of Parties under Reorganization	48
	4 Auxiliary Organization Charts of Parties under Reorganization	49

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	44

1. Qualifications and emphasis paragraphs in the DFs and ITRs	Table of contents	Executive Report	Attachments

Qualifications and emphasis of matter paragraphs in the reports on the Financial Statements (DFs) as of December 31, 2015, and Quarterly Information (ITR) published as of June 30, 2016

As of December 31, 2015, the opinion of the external auditors (KPMG Auditores Independentes) on the Audit Examination of the Oi Group contained a qualification with respect to the form of recognition of the surplus value and subsequent impairment on the merger of Telemar Participações S.A. ("Telemar"), on September 1, 2015.

Telemar assets included the surplus value which originated on the acquisition of Brasil Telecom Participações S.A. ("BrT", currently Oi S.A.), which, as permitted by the Brazilian Securities Commission - CVM, was reversed from the Company's books of account and restored at the consolidated level of Telemar, until its full amortization in 2025. Although there is no specific accounting standard on the merger of entities under common control either in the IFRS or Brazilian accounting principles, the interpretations indicate that, on a merger, the maintenance or reversal of the surplus value would be an accounting practice option to be made by the Company. However, the position taken in the CVM Official Letter is for its maintenance in the consolidated financial statements of the shareholder Telemar.

On the merger, the Company did not include the surplus value in the net assets. Therefore, on December 31, 2015, the balances of non-current assets and stockholders' equity were understated by BRL 1,233,299 thousand, referring to the net book value of the surplus amounting to BRL 9,079,988 thousand, less an impairment loss of BRL 7,211,353 thousand and tax effects of BRL 635,336 thousand.

The loss for the year ended on that date was understated by BRL 4,993,072 thousand, referring to the non-recording of the amortization of the surplus value of BRL 233,579 thousand and an impairment loss of BRL 4,759,493 thousand, both net of tax effects.

In the ITR of June, 2016, the auditors updated the amounts referring to that same qualification as follows: the balances of non-current assets and stockholders' equity are understated by BRL 1,165,294 thousand, referring to the net book value of the surplus amounting to BRL 8,976,950 thousand net of an impairment loss of BRL 7,211,353 thousand and tax effects of BRL 600,303 thousand. The loss for the quarter ended on that date is understated by BRL 33,540 thousand, referring to the non-recording of the amortization of the surplus value, net of tax effects.

According to the ITR, Oi S.A. Management presented a technical inquiry to CVM on the accounting policy adopted, which is still being analyzed by the regulating authority.

The opinion also includes a qualification paragraph related to the risks of operational continuity (going concern). In this period, assets and liabilities have been classified and valued assuming the continuity of normal operations. However, as required by Brazilian and international accounting rules, Management should assess the Company’s ability to continue as a going concern in the foreseeable future in order to conclude the assumption of continuity, which serves as the basis for the preparation of the interim accounting statements.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	45

2. Brief description of the Parties under Reorganization	Table of contents	Executive Report	Attachments

Brief description of the Parties under Judicial Reorganization

* Chart previously presented with the Preliminary Activity Report dated July 26, 2016. Information presented again to facilitate the understanding of the Parties under Judicial Reorganization.

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	46

3 Parties under Reorganization’ Corporate Organization Charts	Table of contents	Executive Report	Attachments

Corporate Organization Chart - Parties under Judicial Reorganization

Source: Information provided by Management

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	47

4 Oi Group auxiliary organization charts	Table of contents	Executive Report	Attachments

Auxiliary Corporate Organization Charts - Parties under Judicial Reorganization

Source: Information provided by Management

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	48

4 Oi Group auxiliary organization charts	Table of contents	Executive Report	Attachments

Auxiliary Corporate Organization Charts - Parties under Judicial Reorganization

Source: Information provided by Management

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	49

4 Oi Group auxiliary organization charts	Table of contents	Executive Report	Attachments

Auxiliary Corporate Organization Charts – Grupo Oi (Parties under Judicial Reorganization)

Source: Information provided by Management

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Table of contents	Executive Report	Attachments

Glossary

Term	Definition/Meaning
1Txx	First quarter of the relevant year (xx)
AGO	Annual General Meeting
AH	Horizontal analysis
AJ	Judicial Administrator
AV	Vertical analysis
Bonds	Debt bonds issued by the Parties under Reorganization
BRL	Reais or BRL, Brazilian legal currency
CAP	Accounts payable
CAPEX	Capital Expenditures
CDB	Bank Deposit Cerificate
COFINS	Social Security Financing Contribution
Copart 4 / TC04	Copart 4 Participação S.A.

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Table of contents	Executive Report	Attachments

Glossary

Term	Definition/Meaning
Copart 5 / TC05	Copart 5 Participação S.A.
CP	Short-term
CSRF	Social contributions withheld at source
CVM	Brazilian Securities Commission
EILD	Industrial Exploration of Dedicated Line
Intercompany	Signifies an operation or balance held between a legal entity of the Oi Group included in the Judicial Reorganization proceeding and another entity of the Oi Group not included in this proceeding
Intra-group	Signifies an operation or balance held between two or more legal entities of the Oi Group included in the Judicial Reorganization process
IOF	Tax on Financial Operations
IRCS	Income Tax and Social Contribution
IRRF	Income Tax Withheld at the Source
ITR	Quarterly Information
JEC	Small Claims Special Civil Court

Judicial Reorganization - Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	52

Table of contents	Executive Report	Attachments

Glossary

Term	Definition/Meaning
LP	Long-term
Oi Coop	Oi Brasil Holdings Coöperatief U.A.
PCLD	Bad Debt Reserve
PEX	Expansion Plan
PIS	Social Integration Program
RJ Plan	Judicial Reorganization Plan
PSR	Network implementation and maintenance service provider
PTAX	Exchange rate determined by the Brazilian Central Bank
PTIF	Portugal Telecom Internacional Finance B.V.
Parties under Judicial Reorganization	Refers collectively to the seven companies of the Oi Group subject to the Judicial Reorganization application
Conecta Network	Telecom network implementation and maintenance service provider (PSR), Oi Group subsidiary
Region I	States of Rio de Janeiro, Minas Gerais, Espírito Santo, Bahia, Sergipe, Alagoas, Pernambuco, Paraíba, Rio Grande do Norte, Ceará, Piauí, Maranhão, Pará, Amapá, Amazonas, and Roraima.

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Table of contents	Executive Report	Attachments

Glossary

Term	Definition/Meaning
Region II	Federal District and the States of Rio Grande do Sul, Santa Catarina, Paraná, Mato Grosso do Sul, Mato Grosso, Goiás, Tocantins, Rondônia, and Acre
Region III	State of São Paulo
Region IV	National
RJ	Judicial Reorganization
RMA	Monthly Activity Report
RPA	Preliminary Activity Report
TNL / TMAR	Telemar Norte Leste S.A.
USD	US dollar
Wald	Escritório de Advocacia Arnold Wald

Judicial Reorganization- Oi		October 17, 2016
PwC | Wald	(A free translation of the original in Portuguese)	54

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